UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2012

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54447	01-0969655
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 25, 2012, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) and the Board of Directors of its wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”), appointed William C. Calderara as President and Chief Executive Officer of the Company and the Bank, respectively, effective September 28, 2012. Mr. Calderara will replace Sharon A. Blanchette and Mark S. Graveline, Co-Interim President and Chief Executive Officer of both the Company and the Bank.

From February 2008, Mr. Calderara (age 52) served as Senior Vice President/Chief Loan Officer of Newtown Savings Bank (Newtown, Connecticut). From July 1998 to February 2008, he served as Executive Vice President/Corporate Secretary of Fairfield County Bank (Ridgefield, Connecticut). There are no family relationships between Mr. Calderara and any director or executive officer of the Company or the Bank. There is no transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company or the Bank was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Calderara had or will have a direct or indirect material interest.

Item 8.01    Other Events.

On September 26, 2012, the Company and the Bank issued a press release announcing the appointment of Mr. Calderara as President and Chief Executive Officer of both the Company and the Bank effective September 28, 2012. A copy of the press release is attached as an exhibit to this Current Report and incorporated in this Item 8.01 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibit 99.1 – Press Release Dated September 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: September 26, 2012	By:	/s/Lee R. Schlesinger
Lee R. Schlesinger
Senior Vice President and Chief Financial Officer